Exhibit 16.1

April 16, 2018

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

United States of America

We have been furnished with a copy of the response to Item 16F of Form 20-F for the event that occurred on June 1, 2017, to be filed by our former client, Tigenix NV. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Veerle Catry

BDO Bedrijfsrevisoren Burg. Ven. CVBA

Auditor

Represented by Veerle Catry